Exhibit 2.1

Execution Version

[***] Certain confidential information contained in this document, marked by brackets, has been excluded because it is both not material and is the type that the registrant treats as private or confidential.

SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment” and, together with the Original Agreement (as defined below), the “Agreement”) is entered into as of May 28, 2021, by and among (i) Fox Restaurant Concepts LLC, an Arizona limited liability company (the “Company”), (ii) The Cheesecake Factory Restaurants, Inc., a California corporation (“Purchaser”), and (iii) SWF Posse LLC, an Arizona limited liability company, as the appointed representative of Sellers (“Sellers’ Representative”).  Purchaser, the Company and Sellers’ Representative shall each be referred to herein as a “Party” and collectively, the “Parties”.  Capitalized terms used, but not defined, in this Amendment shall have the meanings ascribed thereto in the Original Agreement.

RECITALS

WHEREAS, Sellers, the Company, Purchaser, Sellers’ Representative and Guarantor entered into a Membership Interest Purchase Agreement, dated as of July 30, 2019, as amended by the First Amendment to Membership Interest Purchase Agreement, dated as of October 2, 2019 (as duly amended from time to time, the “Original Agreement”); and

WHEREAS, pursuant to Section 10.06 of the Original Agreement, Purchaser, the Company and Sellers’ Representative (on behalf of each Seller) desire to amend the Original Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and for the other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1  Amendments to Section 10.04(b).

(a)The definition of “Aggregate TTM 4-Wall Margin Floor” set forth in Section 10.04(b) of the Original Agreement is hereby amended and restated as follows immediately below:

“Aggregate TTM 4-Wall Margin Floor” means 12.5%; provided, however, that if the there is a change in GAAP during the Measurement Period that would alter the Aggregate TTM 4-Wall Margin for the Company’s most recent past fiscal year, had such GAAP changes been applied to that historical period, then the 12.5% will be correspondingly adjusted by the difference between the Aggregate TTM 4-Wall Margin for the Company’s most recent past fiscal year before and after the change in GAAP.

(b)The definition of “Measurement Period” set forth in Section 10.04(b) of the Original Agreement is hereby amended and restated as follows immediately below:

“Measurement Periods” means each of the 2021, 2022, 2023, 2024, 2025 and 2026 Fiscal Years.

(c)The definition of “Aggregate TTM Sales” set forth in Section 10.04(b) of the Original Agreement is hereby deleted.

(d)Section 10.04(b) of the Original Agreement is hereby amended by inserting the definition of “Recorded Sales” set forth immediately below after the definition of “Purchaser Obligations”:

“Recorded Sales” means, with respect to any Measurement Period, the aggregate Sales of all Eligible Restaurants during such Measurement Period.

Section 2  Amendment to Section 1.06. Section 1.06 of the Original Agreement is hereby amended and restated in its entirety to read as set forth immediately below:

Section 1.06Contingent Consideration.

(a)Contingent Consideration Statement. Within 60 days after the end of each Measurement Period, Purchaser shall prepare in good faith and deliver to Sellers’ Representative an unaudited statement of Recorded Sales and the Aggregate TTM 4-Wall Margin for the Measurement Period (each such statement, a “Contingent Consideration Statement”). Each Contingent Consideration Statement also shall be accompanied by a calculation of the Contingent Consideration Amount, if any, payable with respect to such Measurement Period.

(b)Dispute Resolution.

(i)During the 30-day period following Sellers’ Representative’s receipt of each Contingent Consideration Statement, Sellers’ Representative and its auditors and Representatives shall be permitted to review the working papers of Purchaser and its accountants relating to such Contingent Consideration Statement and the calculation of the Recorded Sales, Aggregate TTM 4-Wall Margin, together with all other reasonably requested materials relating thereto (the “Contingent Consideration Calculations”); provided, that Sellers’ Representative and its auditors and Representatives shall have executed all release letters (if any) reasonably requested by Purchaser’s and the Company’s accountants in connection therewith. Each Contingent Consideration Statement and applicable Contingent Consideration Calculations shall become final and binding upon the Parties hereto on the 30th day following delivery thereof, unless Sellers’ Representative delivers written notice of its disagreement with such Contingent Consideration Calculations before such date. Any such notice of disagreement shall (X) specify in reasonable detail the specific amount(s) disputed, Sellers’ Representative’s rationale for such dispute(s) and its proposed calculation for such disputed amount(s), and shall be accompanied by reasonable supporting documentation therefor, and (Y) only include disagreements (x) based on mathematical errors, or (y) based on the applicable Contingent Consideration Calculations not being calculated in accordance with this Agreement, including any definitions in this Agreement used in such Contingent Consideration

Calculations (the “Contingent Consideration Objection Notice”). If a Contingent Consideration Objection Notice is delivered to Purchaser in a timely manner, then the Contingent Consideration Calculations (as revised in accordance with this sentence) shall become final and binding upon the Parties hereto on the earlier of (A) the date Sellers’ Representative and Purchaser resolve in writing any differences they have with respect to the matters specified in the applicable Contingent Consideration Objection Notice (and such Contingent Consideration Statement and Contingent Consideration Calculations shall be final and binding to the extent any such matters are so resolved) or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (and such Contingent Consideration Statement and Contingent Consideration Calculations shall be final and binding to the extent any such matters are so resolved). Any items set forth in such Contingent Consideration Statement and Contingent Consideration Calculations that are not disputed in a Contingent Consideration Objection Notice timely delivered in accordance with this Section 1.06(b) shall be deemed final and binding upon the Parties hereto as set forth in the applicable Contingent Consideration Statement and Contingent Consideration Calculations. During the 30-day period following the delivery of a Contingent Consideration Objection Notice, Sellers’ Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the applicable Contingent Consideration Objection Notice; provided, that the Parties hereto agree that each item of the applicable Contingent Consideration Statement and Contingent Consideration Calculations shall not be outside the range established by the amounts, or the relative positions taken, by Purchaser, on the one hand, as set forth in such Contingent Consideration Statement and Contingent Consideration Calculations with respect to such items, and by Sellers’ Representative, on the other hand, as set forth in the applicable Contingent Consideration Objection Notice with respect to such items. During such period Purchaser and its auditors and Representatives shall have access to the working papers of Sellers’ Representative and Sellers’ Representative’s accountants prepared in connection with the applicable Contingent Consideration Objection Notice, together with all other reasonably requested materials relating thereto; provided, that Purchaser and its auditors and Representatives shall have executed all release letters (if any) reasonably requested by Sellers’ Representative’s accountants in connection therewith. Neither Purchaser nor Sellers’ Representative may change its calculations from the amounts proposed in the applicable Contingent Consideration Statement and Contingent Consideration Calculations (with respect to Purchaser) and the applicable Contingent Consideration Objection Notice (with respect Sellers’ Representative) without the other’s consent.

(ii)At the end of such 30-day period, to the extent Purchaser and Sellers’ Representative are unable to resolve any dispute set forth in the applicable Contingent Consideration Objection Notice, Purchaser and Sellers’ Representative shall jointly submit any such remaining disputes (the “Disputed Contingent Consideration Items”) to the Accounting Firm. Purchaser and Sellers’ Representative shall instruct the Accounting Firm to resolve, in accordance with this Agreement, only the Disputed Contingent Consideration Items. Within 30 days after retaining the Accounting Firm, each of Purchaser and Sellers’ Representative shall deliver to the other and the Accounting Firm a report setting forth such party’s determination and calculation of the Disputed Contingent Consideration Items; provided, that the Accounting Firm shall engage in no other ex parte communication with Purchaser or Sellers’ Representative (or any of their respective Representatives) without the consent of both Purchaser and Sellers’ Representative. No party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed to by Purchaser and Sellers’ Representative. Purchaser and Sellers’ Representative shall jointly request that the Accounting Firm render a decision resolving the matters submitted to the Accounting Firm as soon as practicable thereafter, but in no event later than 30 days after such submission. To the extent Purchaser and Sellers’ Representative are unable to mutually agree on any procedure by which the Accounting Firm considers and resolves the Disputed Contingent Consideration Items within 10 Business Days of the engagement of the Accounting Firm, the Accounting Firm will determine the appropriate procedures. Any determination made by the Accounting Firm shall not be outside the range established by the amounts, or the relative positions taken, by Purchaser, on the one hand, as set forth in the applicable Contingent Consideration Statement and Contingent Consideration Calculations, and by Sellers’ Representative, on the other hand, as set forth in the applicable Contingent Consideration Objection Notice. The Accounting Firm shall set forth its determination of all Disputed Contingent Consideration Items in a written report, which report shall include a worksheet setting forth the material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Firm in accordance with Section 1.06(b)(iii). The Parties acknowledge and agree that, if any such dispute is submitted to the Accounting Firm pursuant to this Section 1.06(b), the applicable Recorded Sales, Aggregate TTM 4-Wall Margin and Contingent Consideration Calculations, as determined by the Accounting Firm, shall constitute the applicable Recorded Sales, Aggregate TTM 4-Wall Margin and Contingent Consideration Calculations and be final, binding, and conclusive on the Parties for purposes of this Agreement.

(iii)If requested by the Accounting Firm, Purchaser and Sellers’ Representative agree to execute a reasonable engagement letter. The cost of any review by the Accounting Firm (including the fees and expenses, including any retainer, of the Accounting Firm and reasonable attorney fees and expenses of the Parties) pursuant to this Section 1.06(b) shall be borne by Purchaser and Sellers’ Representative in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination is rendered on the merits of the matters submitted. However, initially, any retainer charged by the Accounting Firm shall be paid 50% by Purchaser and 50% by Sellers’ Representative, with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence. All other fees and expenses incurred by Purchaser or Sellers’ Representative in connection with the preparation, review or certification of the applicable Contingent Consideration Statement and Contingent Consideration Calculations or the applicable Contingent Consideration Objection Notice shall be borne by the Party incurring such fees and expenses.

(iv) A court of competent jurisdiction shall be permitted to enforce the determination of the Accounting Firm, as the case may be, pursuant to this Section 1.06.

(c)Calculation of Contingent Consideration Amount; Payment of Contingent Consideration Amount.

(i) Following the Closing, the Contingent Consideration will be paid and calculated in accordance with Exhibit C.

(ii)For the avoidance of doubt, any payment made pursuant to or in connection with this Section 1.06 shall be deemed to be an adjustment to the Purchase Price to the extent permitted by applicable Law.

(iii)The Contingent Consideration payable hereunder reflects the difficulty in valuing the Membership Interests, is intended to be part of the total purchase price hereunder to Group A Sellers in exchange for their Membership Interests, is not intended to be compensatory in nature and the payment thereof is not dependent upon the continued employment or services of any Person or individual.

(d)Purchaser Discretion.

(i)Sellers understand and acknowledge that (A) except as provided in Exhibit G, Guarantor may operate its business and the business of its Affiliates (including the Company after the Closing) in the manner it deems appropriate in its sole discretion and (B) there are no implied duties under applicable Law or otherwise with respect to this Section 1.06.

(ii)Notwithstanding the foregoing, from and after Closing, none of Guarantor or Purchaser shall take any actions in bad faith with the specific purpose of avoiding or reducing the amount of Contingent Consideration payable hereunder.

(e)Termination Option. In the event of a Guarantor Change of Control, Purchaser shall deliver written notice thereof to Sellers’ Representative no later than 30 days prior to the closing of such Guarantor Change of Control.  Such notice will notify the Seller’s Representative that upon the Guarantor’s Change of Control, (i) Purchaser shall pay Sellers’ Representative (to be distributed to Group A Sellers in accordance with their Group A Pro Rata Shares) the remaining amount of the Deferred Payment Holdback Amount (other than the Indemnity Holdback Amount) and (ii) that Sellers’ Representative may exercise (prior to the Guarantor’s Change of Control, or for a minimum of 30 days after receipt of the notice) an option to require Purchaser to also pay Seller’s Representative $40,000,000, less any amount of Contingent Consideration previously paid by Purchaser pursuant to this Agreement in exchange for any remaining Contingent Consideration.  The amounts referred to in clauses (i) and (ii) are collective the “Termination Amount.” The payment of the Termination Amount shall be conditioned upon the closing of such Guarantor Change of Control. For clarity, upon Purchaser’s payment of the entire Termination Amount, Purchaser shall not have any further obligation to pay the Deferred Payment Holdback Amount (other than the Indemnity Holdback Amount) or Contingent Consideration under this Agreement or otherwise (it being understood that the Indemnity Holdback Amount shall continue to be paid in accordance with Section 1.04).

Section 3  Amendment to Exhibit C.  Exhibit C of the Original Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit A hereof.

Section 4  Amendment to Section 2.06 of Exhibit G. Section 2.06 of Exhibit G of the Original Agreement is hereby amended and restated in its entirety to read as set forth immediately below:

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Section 5  Representations and Warranties.  Each Party represents and warrants to each other Party as follows:

(a)Organization, Standing and Power.  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

(b)Authority; Execution and Delivery; Enforceability.  Such Party has full power and authority to execute, deliver and perform its obligations under this Amendment.  The execution, delivery and performance by such Party of this Amendment and, if applicable, the consummation by such Party of the Option Purchase have been duly authorized by all necessary corporate, limited liability company or other entity action of such Party.  Such Party has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 6  Miscellaneous.

(a)Governing Law.  THIS AMENDMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AMENDMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AMENDMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AMENDMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AMENDMENT) SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES OF SUCH STATE; PROVIDED, THAT, NOTWITHSTANDING THE FOREGOING, ANY DISPUTES INVOLVING THE PURCHASER FINANCING SOURCES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING REGARD TO

CONFLICTS OR CHOICE OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)The Original Agreements.  Except as specifically amended hereby, the Original Agreement shall continue in full force and effect in accordance with the provisions thereof in existence on the date hereof.  Unless the context otherwise requires, after the date hereof, any reference to the Original Agreements shall mean such Original Agreement as amended hereby.

(c)Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  The exchange of copies hereof, including signature pages hereto, by facsimile, e mail or other means of electronic transmission shall constitute effective execution and delivery hereof as to the Parties and may be used in lieu of the original Amendment for all purposes.  Signatures transmitted by facsimile, e-mail or other means of electronic transmission shall be deemed to be original signatures for all purposes.

(d)Purchaser Financing Sources.  Notwithstanding anything to the contrary contained herein, Sellers’ Representative (on behalf of each Seller) hereby irrevocably and unconditionally agrees that none of the Purchaser Financing Sources shall have any liability or obligation to any Seller under or in connection with this Amendment, any commitment letter, engagement letter or definitive financing document (including the Purchaser Loan Agreement) or any of the transactions contemplated hereby or thereby (including with respect to the Purchaser Financing). Each Seller hereby waives any and all rights or claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Purchaser Financing Sources that may be based upon, arise out of or relate to this Amendment, any commitment letter, engagement letter or definitive financing document (including the Purchaser Loan Agreement) or any of the transactions contemplated hereby or thereby (including the Purchaser Financing), and each Seller agrees not to commence or support a proceeding against any Purchaser Financing Source in connection with this Amendment or any commitment letter, engagement letter or definitive financing document (including the Purchaser Loan Agreement) or any of the transactions contemplated hereby or thereby (including any proceeding related to the Purchaser Financing). Nothing in this Section 6(e) will limit the rights of Purchaser in respect of the Purchaser Financing under the Purchaser Loan Agreement. Without limiting the foregoing, no Purchaser Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to any Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE CHEESECAKE FACTORY RESTAURANTS, INC.

By:	/s/ David Overton
Name:	David Overton
Title:	Chief Executive Officer

Contact Information:

The Cheesecake Factory Restaurants, Inc.
26901 Malibu Hill Road
Calabasas Hills, California 91301

FOX RESTAURANT CONCEPTS LLC

By: FRC Management LLC
Its: Manager
By:	/s/ Samuel Fox
Name:	Samuel Fox
Title:	Manager

Contact Information:

Fox Restaurants Concepts LLC
4455 E Camelback Road, Suite B100
Phoenix, Arizona 85018

Solely in its capacity as Sellers’ Representative:

SWF POSSE LLC

By:	/s/ Samuel Fox
Name:	Samuel Fox
Title:	Manager